Exhibit 99.1

Infinera Closes Acquisition of Coriant and Becomes One of the World’s Largest Optical Network Equipment Providers

Sunnyvale, Calif. - October 1, 2018 - Infinera, provider of Intelligent Transport Networks, announces the closing of its acquisition of Coriant, a privately held global supplier of open network solutions for the largest global network operators. The acquisition positions Infinera as one of the largest vertically integrated optical network equipment providers in the world.

The closing was pursuant to the terms of the definitive unit purchase agreement previously announced by Infinera on July 23, 2018. In connection with the purchase of Coriant, Infinera issued 20,975,384 shares of its common stock and will pay an aggregate amount of cash consideration consisting of approximately $230 million, of which approximately $154 million was paid upon closing.

The acquisition is expected to significantly increase revenue while expanding Infinera’s customer base to serve nine of the top 10 global network operators and the top six global internet content providers. The combination positions Infinera to deliver a powerful suite of innovative, end-to-end packet optical network solutions for communications service providers and internet content providers.

“This is an exciting day for Infinera. The acquisition of Coriant is a major milestone, expanding the scope of our vertical integration strategy across a powerful suite of packet optical solutions for our customers,” said Tom Fallon, Infinera CEO. “The acquisition immediately strengthens our ability to serve a global customer base and accelerates delivery of the innovative solutions our customers demand.”

Initial feedback from existing Infinera and Coriant customers has been positive. Highlights include:

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“Coriant already delivers strong technical value across our network, and we expect a stronger Infinera that will enhance and satisfy the transport needs of the customers,” said Cayetano Carbajo Martín, Telefónica Chief Technology Officer. “With the combined products and solutions from both companies, we look forward to more innovation from Infinera both for packet data and transmission.”

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“GTT’s clients expect industry-leading, differentiated network infrastructure solutions to ensure their networks are reliable and secure,” said Paul Monteiro, SVP, Operations and Engineering at GTT. “We welcome Infinera’s acquisition of Coriant which enables Infinera to provide a broader range of high-performance network infrastructure capabilities.”

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“The consolidation of both companies marks a significant milestone for the industry. As two industry pioneers, we believe strongly in their potential to deliver game-changing, innovative technology that will power the future of networks,” said Buddy Bayer, Chief Network Officer at Windstream.

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“We are excited to see Infinera’s acquisition of Coriant and anticipate that not only will we benefit from their combined innovation, but also their enhanced customer service as we invest in expanding our network footprint over the next five years,” said Conrad Mallon, Chief Technical Architect at SSE Enterprise Telecoms. “It will be interesting to see how the orchestration and software strategy of the combined organizations develops and how they contribute to the world of SDN and NFV.”

Infinera’s acquisition of Coriant adds approximately 2,100 employees, over 1,600 patents and more than 600 customers globally to Infinera. Integration planning for the combined company is on schedule.

Additional Resource:

•	Infinera Scales for Next Wave of Global Network Spending - Announces Intent to Acquire Coriant and Preliminarily Reports Strong Q2 Performance

Contacts:
Media: Anna Vue	Investors: Jeff Hustis
Tel. +1 (916) 595-8157	Tel. +1 (408) 213-7150
avue@infinera.com	jhustis@infinera.com

About Infinera
Infinera (NASDAQ: INFN) provides Intelligent Transport Networks, enabling carriers, cloud operators, governments and enterprises to scale network bandwidth, accelerate service innovation and automate optical network operations. Infinera’s end-to-end packet-optical portfolio is designed for long-haul, subsea, data center interconnect and metro applications. To learn more about Infinera visit www.infinera.com, follow us on Twitter @Infinera and read our latest blog posts at blog.infinera.com.

Infinera and the Infinera logo are registered trademarks of Infinera Corporation.

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statements include, without limitation, Infinera’s ability to deliver a powerful suite of innovative, end-to-end packet optical network solutions; and Infinera’s expectations regarding the integration of the combined company. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual results may vary materially from these expectations as a result of various risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: Infinera’s ability to achieve the synergies and value creation contemplated by the acquisition; the combined company’s ability to promptly and effectively integrate the businesses of Infinera and Coriant; the diversion of management time on issues related to the integration; changes in laws or regulations; the risks of customer and employee loss and business disruption; increased competitive pressures and solicitations of customers and employees by competitors; the difficulties and risks inherent with entering new markets; and changes in general economic conditions. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors contained in the risk factors section of Infinera’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 8, 2018, as well as in Infinera’s future Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and other filings that Infinera makes with the SEC. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.